U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K/A

 Amendment No. 1

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal year ended December 31, 2018

Legion Capital Corporation

(Exact name of issuer as specified in its charter)

Florida	47-3751122
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

301 E. Pine St.

Suite: 850

Orlando, Fl 32801

(Address, including zip code of principal executive office)

407-486-9234

(Issuer’s telephone number, including area code)

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

This Amendment No. 1 on Form 1-K/A amends the Legion Capital Corporation (the “Company, we, or our”) Annual Report on Form 1-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (“SEC”) on October 18, 2019 (the “Original Filing”). We are filing this Amendment No. 1 to amend certain disclosures contained within footnotes of our December 31, 2018 financial statements as well certain aspects of the presentation of the financial statements.

Except as described above, no other changes have been made to the Original Filing and this Amendment does not constitute a material restatement of our financial statements. The Original Filing continues to speak as of the date of the Original Filing, and we have not updated the disclosures contained therein to reflect any events which occurred at a date subsequent to the filing of the Original Filing. Accordingly, this Amendment should be read in conjunction with our filings with the SEC subsequent to the date of the Original Filing.

Item 1. Business

Set forth the information required by Item 7 of Form 1-A.

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing. Legion Capital operates as a single segment business in multiple industries.

Our operating subsidiaries are:

●	Legion Lending Group, LLC. Legion Lending Group is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs including:

1.	Direct mortgage lending for real estate developers and entrepreneurs.
2.	Accounts receivable financing or factoring for small business owners and entrepreneurs.
3.	General secured business lending and other forms of direct lending and finance.

●	Legion Development Group, LLC is a company that owns and holds interests in real estate and real estate developments. We partner with developers and builders to develop and build both commercial and residential real estate.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance. Specifically, we provide management and consulting services to small and medium sized businesses and entrepreneurs on a fee basis.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs. Specifically, we provide the following marketing services to business owners:

1.	Digital marketing and online media buying.
2.	SEO and web based marketing.
3.	Conventional media buying and design.
4.	Web and social media design and management.
5.	Marketing and sales consulting services.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

During the next 12 months we plan to use our current cash, as well as additional capital procured through our capital sources, to build and acquire new businesses within our core operating areas and potential new areas, to grow our current lending, real estate services and development businesses both organically and through acquisition and to expand our business services such as marketing and management.

We have elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an issuer (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002 (15 U.S.C. 7201(a)) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers.

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

We are an “emerging growth company”, as defined in the JOBS Act, and, for so long as we are an emerging growth company, are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to:

●	Not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	Not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements;

●	Reduced disclosure obligations regarding executive compensation; and

●	Exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

1

We may remain an “emerging growth company” until as late as the fiscal year-end following the fifth anniversary of the completion of our IPO, though we may cease to be an emerging growth company earlier under certain circumstances, including if (a) we have more than $1.07 billion in annual revenue in any fiscal year, (b) the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 or (c) we issue more than $1.0 billion of non-convertible debt over a three-year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Set forth the information required by Item 9(a), (b) and (d) of Form 1-A for the most recent two completed fiscal years.

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto of the Company included in this Filing. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

Legion Capital Corporation was originally incorporated as GreenSky Corporation on August 7, 2015 in Delaware, and merged with Legion Capital Corporation (the “Company”), a Florida Corporation on January 15, 2016. The Company is a holding company with operating subsidiaries in the areas of commercial lending, real estate and real estate services, management and marketing. Legion Capital operates as a single segment business in multiple industries.

Our operating subsidiaries are:

●	Legion Lending Group, LLC. Legion Lending Group is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs including:

1.	Direct mortgage lending to real estate developers and entrepreneurs.

2.	Accounts receivable financing or factoring for small business owners and entrepreneurs.

3.	General secured commercial lending and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance. Specifically, we provide management and consulting services to small and medium sized businesses and entrepreneurs on a fee basis.

●	Legion Marketing, LLC is a marketing company that provides marketing services to business owners and entrepreneurs. Specifically, we provide the following marketing services to business owners:

1.	Digital marketing and online media buying.

2.	SEO and web based marketing.

3.	Conventional media buying and design.

4.	Web and social media design and management.

5.	Marketing and sales consulting services.

●

Legion Development Group, LLC is a company that owns and holds interests in real estate and real estate developments. We partner with developers and builders to develop and build both commercial and residential real estate.

●	Legion Title, LLC. Legion Title, LLC is a title agency that provides title insurance and closing services for Legion transactions.

During the next 12 months we plan to use our current cash, as well as additional capital procured through our capital sources, to build and acquire new businesses within our core operating areas and potential new areas, to grow our current lending, real estate services and development businesses both organically and through acquisition and to expand our business services such as marketing and management.

2

Item 3. Directors and Officers

Set forth the information required by Items 10 and 11 of Form 1-A.

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
James S. Byrd, Jr.	60	Chairman, Chief Executive Officer
Paul Carrazzone	51	President, Director
Douglas S. Hackett	55	Chief Marketing Officer, Director

James S. Byrd, Jr (Chairman & CEO) Jim is a veteran corporate and securities attorney and venture capital executive. Built, advised and managed numerous companies, from start up to publicly trading company in his distinguished 30-year career. Extensive experience in going public and venture capital transactions and has tried cases in both State and Federal Courts, as well as in front of FINRA, the Florida Supreme Court and the U.S. Court of Appeals. Chairman, CEO and Director of numerous private and public companies, including Vice Chairman of Success Magazine, N.Y. (1998-2000). During the past 5 years, Jim has held the following positions.

Legion Capital Corp. – Chairman and CEO – 2015-Present

Byrd & Byrd, PL – law firm – Partner/Owner 2012-2014

James S. Byrd, PA, – law firm 2014 – Present – Owner

Engage Mobility, Inc., – mobile technology company – 2012 – 2015 – Chairman and CEO

Jim has been a director of the above listed companies during the past 5 years.

Paul Carrazzone (President and Director) Paul Carrazzone has over 30 years’ experience in real estate transactions. His expertise ranges from lending to leasing, and from property management to ownership/development. Mr. Carrazzone began his career in commercial banking in which he had direct responsibility on loan transactions ranging from a few million dollars to over a billion dollars. In addition to developing and managing a specialized loan portfolio, Mr. Carrazzone also was a member of the bank’s real estate loan committee. Subsequent to his years in banking, Mr. Carrazzone has been an active investor and developer in various residential and commercial real estate projects. In the past few years prior to joining Legion, Mr. Carrazzone has focused much of his consulting, underwriting, and investment expertise on real estate projects in Florida.

In the last five years, Paul has been engaged in the following businesses:

2017 – 2019 Legion Capital Corporation, first as a consultant and was appointed President as of 2019.

2014 – 2019 Managing personal and family investments in the areas of real estate, land use, lending and related businesses.

Douglas (Shane) Hackett (Director & CMO) Shane is a 25-year media, marketing and public company executive. Shane is widely renowned as a direct marketing expert having founded, built and managed multiple broadcast, technology, marketing and training companies. The current Chairman of the Board at Market Leverage, a previous Inc. 100 Advertising Firm and Fortune 5000 fastest growing company, Shane has also owned multiple radio stations and was the producer and creator of “Baseball Sunday with Joe Garagiola,” “Football Sunday” and “NBA Basketball Sunday. Shane has held the following positions in the last 5 years.

Legion Capital Corp. – CMO – 2015 – Present

Engage Mobility – President – 2012 – 2015

Market Leverage, LLC – marketing company – Chairman - 2012 – Present

Heartland Soccer Association – Soccer Association – Director – 2012 – Present

Shane has been a director of the above listed companies during the past 5 years.

Family Relationships

There are no family relationships among any of the directors and executive officers.

3

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

Name and Principal Position	Year Ended	Salary ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James S. Byrd, Jr/CEO/Chairman	2018	$180,000	0	0	180,000
Douglas S. Hackett/CMO/Director	2018	$120,000	0	0	120,000
Joseph B. Hilton/President	2018	$80,000	0	0	80,000
Paul Carrazzone/Director	2018	$180,000	0	0	180,000

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings, no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Director Compensation

For the year ended December 31, 2018, our Directors were Jim Byrd, Shane Hackett and Brad Hilton. No compensation was paid to any Director for acting as a Director. We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2018, we have 2,503,067 million stock options outstanding in favor of BGA Holdings, LLC (managed by Joseph B. Hilton), as follows:

1,503,067 million at $1 per share, fully vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.25 per share, not vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.75 per share, not vested, 10 year term (subject to a 5 year lock up)

4

Item 4. Security Ownership of Management and Certain Securityholders

Set forth the information required by Item 12 of Form 1-A.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of May 15, 2019 by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, which generally means that shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof are considered to be beneficially owned, including for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. The footnotes below indicate the amount of unvested options for each person in the table. None of these unvested options vest within 60 days of the date hereof.

Legion Capital Partners (James Byrd, Shane Hackett and Paul Carrazzone principal owners)	10,000,000
Total of Officers and Directors as a Group	10,000,000

Legion Capital Partners (“LCP”) is owned by three officers of the Company:

James Byrd, Chairman and CEO

301 E. Pine St., Ste. 850, Orlando, Fl. 32801

Mr. Byrd owns 40% of LCP and therefore indirectly owns and controls 4 million shares

Douglas Hackett, Director and CMO

301 E. Pine St., Ste. 850, Orlando, Fl. 32801

Mr. Hackett owns 40% of LCP and therefore indirectly owns and controls 4 million shares

Paul Carrazzone, Director

301 E. Pine St., Ste. 850, Orlando, Fl. 32801

Mr. Carrazzone owns 20% of LCP and therefore indirectly owns and controls 2 million shares

Item 5. Interest of Management and Others in Certain Transactions

Set forth the information required by Item 13 of Form 1-A.

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Filing forms a part.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to this filing.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0 and 0 shares of preferred stock for zero par value. As of the date of this filing, there are 16,358,308 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock: Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the common shares can determine solely, the election of our directors, or any other matters. The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to pro-rata share in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

5

Preferred Stock: We have no preferred stock authorized or issued. However, our wholly owned subsidiary, Legion Select Holdings, LLC, has $6,708,783 of preferred membership units outstanding. These preferred membership units are entitled to a 12% cumulative dividend plus a distribution of 25% of Legion Select Holdings, LLC’s net income.

Options and Warrants

As of December 31, 2018, we have 2,503,067 million stock options outstanding in favor of BGA Holdings, LLC (managed by Joseph B. Hilton), as follows:

1,503,067 million at $1 per share, fully vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.25 per share, not vested, 10 year term (subject to a 5 year lock up)

500,000 at $1.75 per share, not vested, 10 year term (subject to a 5 year lock up)

The options to Mr. Hilton and his company were granted in consideration of the cancellation of 2 million shares originally allocated to Mr. Hilton’s company BGA Holdings, LLC and for certain employment agreements and services to be provided. The issuance of said 2 million shares was canceled by agreement of the parties.

Limitations on Liability and Indemnification of Officers and Directors

Florida law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Florida law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Florida law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities. We currently maintain directors’ and officers’ insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock is ClearTrust, LLC

6

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 165,715 shares immediately after our offering, assuming minimum offering size; or

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

VALIDITY OF COMMON STOCK

EXPERTS

None

REPORTS

As a Tier 2, Regulation A filer, we will be required to file ongoing reports, including an annual report on form 1-K, and a semi-annual report on form 1-SA

Item 6. Other Information

Set forth any information required to be disclosed in a report on Form 1-U during the last six months of the fiscal year covered by this Form 1-K, but not reported, whether or not otherwise required by this Form 1-K. If disclosure of such information is made under this item, it need not be repeated in a report on Form 1-U that would otherwise be required to be filed with respect to such information or in a subsequent report on Form 1 U.

7

Item 7. Financial Statements

(a)

LEGION CAPITAL CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017 and DECEMBER 31, 2018

8

ROSENFIELD AND CO, PLLC (888) 556-1154 | INFO@ROSENFIELDANDCO.COM ROSENFIELDANDCO.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Legion Capital Corporation and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Legion Capital Corporation and Subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Other Matter

The financial statements of the Company, as of and for the year ended December 31, 2017, were restated for the matters discussed in Note 3 to the financial statements.

/s/ Rosenfield and Company, PLLC

We have served as the Company’s auditor since 2019.

New York, NY

October 17, 2019

FLORIDA NEW JERSEY NEW YORK

RSM US Alliance provides its members with access to resources of RSM US LLP. RSM US Alliance member firms are separate and independent businesses and legal entities that are responsible for their own acts and omissions, and each are separate and independent from RSM US LLP. RSM US LLP is the U.S. member firm of RSM International, a global network of independent audit, tax, and consulting firms. Members of RSM US Alliance have access to RSM International resources through RSM US LLP but are not member firms of RSM International. Visit rsmus.com/aboutus for more information regarding RSM US LLP and RSM International. The RSM™ brandmark is used under license by RSM US LLP. RSM US Alliance products and services are proprietary to RSM US LLP.

Legion Capital Corporation and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
		(Restated)
Assets

Current assets:
Cash	$297,752	$2,598,709
Other receivables	406,525	355,819
Business loans receivable, net	9,366,197	4,244,075
Inventory	517,037	-
Prepaid expenses and other current asset	257,897	-

Total current assets	10,845,408	7,198,603

Property and equipment, net	120,680	13,861
Other intangible assets	2,382	7,549
Assets held for sale	-	387,723

Business loans receivable, net	5,317,278	2,613,552

Total assets	$16,285,748	$10,221,288

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable and accrued expense	$531,542	$64,148
Floor plan notes payable	453,784	-
Notes payable	5,416,563	425,000

Total current liabilities	6,401,889	489,148

Notes payable, less current portion	3,664,804	2,437,000

Total liabilities	10,066,693	2,926,148

Shareholders’ equity
Common stock, no par value, 100,000,000 shares authorized and 16,451,268 and 14,063,721 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	7,652,294	4,526,843
Deferred stock compensation	(314,188)	(314,188)
Additional paid in capital	983,188	1,083,188
Deficit	(8,811,022)	(4,709,486)

Legion Capital Corporation equity	(489,728)	586,357

Non-controlling interest - preferred stock of subsidiary	6,708,783	6,708,783

Total shareholders’ equity	6,219,055	7,295,140

Total liabilities and shareholders’ equity	$16,285,748	$10,221,288

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Operations

	For the year ended December 31,
	2018	2017
		(Restated)
Revenue
Management fees	$19,626	$109,167
Automotive sales and services	2,936,804	-
Due diligence fees	180,000	20,000
Gain on sale of equity interest	1,796,076	-
Interest income	1,166,164	460,342
Marketing fees	95,786	230,000
Origination fees	255,487	8,591
Other	379,890	114,387
	6,829,833	942,487

Less: cost of sales
Automotive sales and services	2,467,162	-

Gross profit	4,362,671	942,487

Expenses:
Selling expenses	(426,297)	(496,683)
Bad debt expense	(2,551,821)	(139,617)
General and administrative expenses	(4,090,724)	(3,632,530)

Operating loss	(2,706,171)	(3,326,343)

Other income (expense):
Interest expense	(534,951)	(193,133)
Loss on sale of assets	(55,360)	-

Total other income (expense)	(590,311)	(193,133)

Net loss	(3,296,482)	(3,519,476)

Less: Preferred membership units of subsidiary

Dividends	(805,054)	(67,087)
Profit Sharing	-	(45,637)

Net loss – common shareholders	$(4,101,536)	$(3,632,200)

Net loss per common share – basic and diluted	$(0.26)	$(0.29)

Weighted averages shares outstanding – basic and diluted	15,698,196	12,543,427

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

	No par value Common Stock		Deferred Stock	Additional Paid-		Non-controlling interest - preferred stock issued by
	Shares	Amount	Compensation	In Capital	Deficit	subsidiary	Total
December 31, 2016 (Restated)	11,745,300	$1,801,000	$(49,000)	$84,000	$(1,077,286)	$-	$758,714

Shares issued for cash	2,318,421	2,725,843	-	-	-	-	2,725,843

Stock compensation-options	-	-	(265,188)	999,188	-	-	734,000

Preferred membership units of subsidiary issued for notes receivable	-	-	-	-	-	6,708,783	6,708,783

Preferred membership units of subsidiary dividends and distributions	-	-	-	-	-	(112,724)	(112,724)

Net loss (restated)	-	-	-	-	(3,632,200)	112,724	(3,519,476)

December 31, 2017 (Restated)	14,063,721	4,526,843	(314,188)	1,083,188	(4,709,486)	6,708,783	7,295,140

Shares issued for cash	2,387,547	3,125,451	-	-	-	-	3,125,451

Repurchase of stock options	-	-	-	(100,000)	-	-	(100,000)

Preferred membership units of subsidiary dividends and distributions	-	-	-	-	-	(805,054)	(805,054)

Net loss	-	-	-	-	(4,101,536)	805,054	(3,296,482)

December 31, 2018	16,451,268	$7,652,294	$(314,188)	$983,188	$(8,811,022)	$6,708,783	$6,219,055

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Statements of Consolidated Cash Flow

	Year ended	Year ended
	December 31,	December 31,
	2018	2017
Operating activities
Net loss	$(3,296,482)	$(3,519,476)
Adjustments to reconcile net loss to net cash provided (used) in operating activities
Depreciation and amortization	10,047	8,123
Bad debt expense	2,551,821	139,617
Gain on sale of equity interest	(1,695,182)	-
Loss on sale of assets	55,360	-
Stock compensation - option	-	734,000
(Increase) decrease in:
Other receivables	(452,552)	(355,819)
Issuance of business loans receivable	(9,080,614)	(1,187,477)
Repayments of business loans receivable	545,308	-
Inventory	513,646	-
Prepaid expenses and other current assets	(241,465)	7,412
Increase (decrease) in:
Accounts payable and accrued expenses	338,638	6,509
Net cash used in operating activities	(10,751,475)	(4,167,111)
Investing activities
Cash from acquisition	-	899,016
Purchases of property and equipment	(6,599)	(12,337)
Proceeds from sale of assets	344,608	-
Assets held for sale	-	(383,393)
Net cash provided by investing activities	338,009	503,286
Financing activities
Proceeds from notes payable	6,454,367	1,939,500
Change in floor plan notes payable	(358,755)	-
Payments on notes payable	(235,000)	(149,500)
Proceeds from issuance of common stock	3,125,451	2,725,843
Repurchase of stock options	(68,500)	-
Preferred membership distributions - subsidiary	(805,054)	(67,087)
Net cash provided by financing activities	8,112,509	4,448,756
Net increase (decrease) in cash	(2,300,957)	784,931
Cash - beginning	2,598,709	1,813,778
Cash - ending	$297,752	$2,598,709

See accompanying notes to consolidated financial statements.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1: BUSINESS

As of January 1, 2017, all venture funds, including Legion High Yield Mortgage Fund I, LLC, Legion Select Venture Fund, LLC, and the LLC managers thereof, were sold and are no longer subsidiaries of the Company. There was effectively no gain or loss from this transaction.

As of February 28, 2017, Legion Wealth Advisors, LLC was sold and transferred to Paul Pfeifer, CEO thereof, and is no longer a subsidiary of the Company. There was effectively no gain or loss from this transaction.

Therefore, as of March 1, 2017, the Company is no longer a Registered Investment Advisor or Fund Company, and is now a holding company with operating subsidiaries as follows:

●	Hilton Institute of Business, LLC: Hilton Institute is a small business education, training and coaching company that teaches, coaches and mentors entrepreneurs and small business owners on how to start and grow a business, increase sales and revenues, and more effectively build and manage their business.

●	Legion Funding, LLC. Legion Funding is a small business finance company that provides direct financing for small business and real estate entrepreneurs through a number of direct lending programs such as commission advances, factoring, unsecured and secured credit lines and other forms of direct lending and finance.

●	Legion Management Group, LLC is a management company that provides management and consulting services to business owners in all areas of business and growth management, technology and corporate finance.

●	Legion Marketing, LLC is a marketing company that provides marketing services to portfolio companies and business units owned by the Company, as well as to third party companies on a fee or project basis.

●	In January 2017, the Company formed Pricepoint Finance, LLC for the purpose of financing automobile sales.

●	In January 2017, the Company formed Pricepoint Automotive, LLC for the purpose of acquiring and operating an automotive dealership.

●	On April 5, 2017, the Company formed Legion Title, LLC, a Florida Limited Liability Company, for the purpose of providing title and closing services for real estate and other transactions.

●	On September 28, 2017, the Company formed Legion Azalea, LLC as a wholly owned subsidiary to own an investment property in Florida, which was subsequently sold in 2018.

●	In November 2017, the Company formed Legion Select Holdings, LLC to own and hold certain secured notes receivable and business assets, and certain secured notes and business interests in exchange for the issuance of $6,708,783 of preferred membership units in Legion Select Holdings, LLC. No gain or loss occurred during the acquisition of these note receivable as they were acquired at cost.

●	In January 2018, the Company formed Hilton Blockchain Systems, LLC for the purpose of providing certain educational programs related to digital currency.

●	In February 2018, the Company formed Legion Bellaviva, LLC for the purpose of financing a real estate development project in Central Florida.

●	In March 2018, the Company formed Legion Transportation Group, LLC to operate and manage an automotive dealership.

●	In May 2018, the Company formed Legion Commercial Finance, LLC for the purpose of making loans to certain real estate development projects.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying consolidated financial statements of Legion Capital Corporation and its wholly-owned subsidiaries (collectively the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of consolidated financial position presented have been reflected herein.

Principles of Consolidation

For the year ended December 31, 2018, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Finance, LLC, Hilton Blockchain Systems, LLC, Legion Bellaviva I, LLC, Legion Commercial Finance, LLC, and Legion Transportation Group, LLC, have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

For the year ended December 31, 2017, the Company, Legion Capital Corporation and its subsidiaries Hilton Institute of Business, LLC, Legion Funding LLC, Legion Marketing, LLC, Legion Management Group, LLC, Legion Select Holdings, LLC, Legion Title LLC, Pricepoint Automotive, LLC, Pricepoint Financing, LLC, and Legion Wealth Advisors have been consolidated for financial statement purposes. All significant intercompany transactions and balances have been eliminated in consolidation.

Reporting Segment

We are a holding company operating in one reportable segment, lending and related services within multiple industries. Every other aspect of our business is part of that core business.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three (3) months or less to be cash equivalents.

Cash accounts are insured at the Federal Deposit Insurance Corporation limits of $250,000 per bank. At times throughout the year, such bank balances may have exceeded the federally insured limit. As of December 31, 2017, approximately $1,500,000 of cash not insured.

Inventory

Inventory is stated at the lower of cost or net realizable value, under the first in first out method, and consists of cars and automotive parts and supplies.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Loans Receivable

In accordance with the guidance of ASC Topic 942, Financial Services - Depository and Lending, the Company reports loans and trade receivables not held for sale on the date of the consolidated financial statements at their outstanding principal balances, reduced by an allowance for loan losses. The allowance for loan losses was $664,901 and $139,617, as of December 31, 2018 and 2017, respectively.

The primary credit quality indicators are paired to changes in overall market/industry valuations as well as changes in more specific pledged collateral valuations to evaluate a performing and non-performing business loans receivable on an individual basis. Most portfolio loans are established with significant amounts of prepaid interest and are 1-2 years in duration. Business loans receivable are considered on non-accrual or past due status on an individual basis. When an asset or investment becomes distressed due to changes in industry valuation, business valuations and ability to generate cash flow or repay debt, each distressed or non-performing asset is evaluated on an individual case by case basis for restructuring and/or liquidation, and at that time an estimated allowance is recorded.

The Company reviews each loan and we update our market analysis, appraisals and other valuation information at the end of each accounting period and at the end of each accounting period the Company conducts a full review of all loans and their respective valuations internally.

The Company’s policy on our nonaccrual loans is as follows: (a) determine whether the principal balance of the loan will not be collectible; (b) if we deem the principal to be collectible (secured by collateral and/or guarantees), then the payment is first applied to late fees and other charges; (c) any amounts in excess of late fees and other charges are then applied to any interest that would be due and any remaining amount is applied to principal; (d) if the loan is deemed to not be collectible, then the payment is applied to principal.

Prior to entering into an agreement to modify any of our loans, we conduct a review and analysis of the current status of the loan and underlying collateral to determine whether such loan should be considered a troubled asset prior to modification. As we are primarily an asset-based lender, the main factor we analyze is the current value of the underlying collateral and whether we still consider the loan to be collectable, in accordance with its terms presently and as modified. As a lender, we consider a modification to be a troubled debt restructuring if a material portion of the original principal of the loan is forgiven.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the expected useful lives of the related assets or the lease term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Intangible Assets

The Company accounts for its intangible assets in accordance with the authoritative guidance issued by the ASC Topic 350 - Goodwill and Other. Intangibles are valued at their fair market value and are amortized taking into account the character of the acquired intangible asset and the expected period of benefit. The Company evaluates intangible assets, at a minimum, on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated undiscounted future cash flows.

The cost of internally developing, maintaining and restoring intangible assets that are not specifically identifiable, that have indeterminate lives, or that are inherent in a continuing business and related to an entity as a whole, are recognized as an expense when incurred.

An intangible asset with a definite useful life is amortized; an intangible asset with an indefinite useful life is not amortized until its useful life is determined to be no longer indefinite. The remaining useful lives of intangible assets not being amortized are evaluated at least annually to determine whether events and circumstances continue to support an indefinite useful life.

There were no indications of impairment based on management’s assessment of these assets at December 31, 2018 and 2017. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of the assets or the strategy for our overall business, and significant negative industry or economic trends. If current economic conditions worsen causing decreased revenues and increased costs, we may have to recognize an impairment charge to our intangible assets.

Long-Lived Assets

The Company reviews long-lived assets (primarily comprised of property, equipment and leasehold improvement, and assets held for sale) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the fair value of the asset. As of December 31, 2018 and 2017, the Company did not recognize any impairment on its long-lived assets.

Revenue Recognition

The Company generates revenue from providing asset management services to clients. The Company recognizes revenue when the following criteria are met:

(1) There is persuasive evidence of an arrangement with a client.

(2) The agreed-upon services have been provided.

(3) Fees are fixed or determinable.

(4) Collection is probable.

A fixed percentage asset-based management fee is earned periodically for providing asset management services. These fees are generally recognized as revenue each period in accordance with the terms of the asset management contract.

Interest income is recognized on an accrual basis at the stated interest rate in the respective loan agreements.

Origination fees are paid by borrowers at closing and are recognized as a discount to the loan and recognized over the life of the loan. Due diligence and referral fees are deferred and recognized over the term of the notes receivable.

Fair Value of Financial Instruments

FASB ASC 825, Disclosure about Fair Value of Financial Instruments, requires disclosure of the fair value of financial instruments when it is practical to estimate. Management believes the carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable are reasonable estimates of their fair value because of their short-term nature and interest rates.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with the provisions of ASC 718 Stock Compensation (ASC 718). The computation of the expense associated with stock-based compensation requires the use of a valuation model. The FASB issued accounting guidance requires significant judgment and the use of estimates, particularly surrounding Black-Scholes assumptions such as stock price volatility, expected option lives, and expected option forfeiture rates, to value equity-based compensation. We currently use a Black-Scholes option pricing model to calculate the fair value of our stock options. We primarily use historical data to determine the assumptions to be used in the Black-Scholes model and have no reason to believe that future data is likely to differ materially from historical data. However, changes in the assumptions to reflect future stock price volatility and future stock award exercise experience could result in a change in the assumptions used to value awards in the future. This accounting guidance requires the recognition of the fair value of stock compensation in net income. Although every effort is made to ensure the accuracy of our estimates and assumptions, significant unanticipated changes in those estimates, interpretations and assumptions may result in recording stock compensation expense that may materially impact our financial statements for each respective reporting period.

Income Taxes

The Company accounts for income taxes under the provisions of ASC 740 “Accounting for Income Taxes,” which requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information. A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the net deferred tax assets will not be realized. The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and cause a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income. Income tax expense has the sum of current income tax plus the change in deferred tax assets and liabilities.

Reclassifications

We have reclassified certain prior period amounts in the consolidated financial statements to conform to current period presentation.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board has issued the following Accounting Standard Update (“ASU”) 2014-09 Revenue From Contracts with Customers, ASU No. 2016-01, Financial Instruments, ASU 2016-02, Leases, ASU 2016-13, Financial Instruments - Credit Losses, ASU No. 2016-15, Statement of Cash Flows.

Recent accounting pronouncements that the Company has adopted or that will be required to adopt in the future are summarized below.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 - Revenue From Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principal of this ASU is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

This ASU also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The original effective date for ASU 2014-09 would have required the Company to adopt beginning in its first quarter 2017. In July 2015, the FASB voted to amend ASU 2014-09 by approving a one-year deferral of the effective date as well as providing the option to early adopt the standard on the original effective date. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. The Company does not expect its adoption of the new revenue standard will have a significant impact on its consolidated financial statements. Being an emerging growth company, the Company will adopt ASU 2014-09 in the first quarter of 2019 and apply the modified retrospective approach.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825- 10), Recognition and Measurement of Financial Assets and Financial Liabilities. The provisions of the update require equity investments to be measured at fair value with changes in fair value recognized in net income. However, an entity may choose to measure equity investments that do not have readily determinable fair values at cost minus impairment. The update also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. It also eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities, and eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value for financial instruments measured at amortized cost on the balance sheet. ASU No. 2016-01 requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. It also requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments.

The update requires separate presentation of financial assets and financial liabilities by category and form on the balance sheet or the accompanying notes to the financial statements. In addition, the update clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material impact on the Company’s financial statements. The Company will adopt ASU No. 2016-01 on the January 1, 2019 financial statements and the interim periods during the year ending December 31, 2020.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), Conforming Amendments Related to Leases. This ASU amends the codification regarding leases in order to increase transparency and comparability. The ASU requires companies to recognize lease assets and liabilities on the balance sheet and disclose key information about leasing arrangements. A lessee would recognize a liability to make lease payments and a right-of-use asset representing its right to use the leased asset for the lease term. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements. The Company will adopt ASU No. 2016-02 on the December 31, 2020 financial statements and the interim periods during the year ending December 31, 2021.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The amendments introduce an impairment model that is based on expected credit losses (“ECL”), rather than incurred losses, to estimate credit losses on certain types of financial instruments (ex. loans and held to maturity securities), including certain off-balance sheet financial instruments (ex. commitments to extend credit and standby letters of credit that are not unconditionally cancellable). The ECL should consider historical information, current information, and reasonable and supportable forecasts, including estimates of prepayments, over the contractual term. An entity must use judgment in determining the relevant information and estimation methods that are appropriate in its circumstances. Financial instruments with similar risk characteristics may be grouped together when estimating the ECL. The ASU also amends the current available for sale security impairment model for debt securities whereby credit losses relating to available for sale debt securities should be recorded through an allowance for credit losses. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments will be applied through a modified retrospective approach, resulting in a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective. The Company is currently planning for the implementation of this accounting standard. It is too early to assess the impact this guidance will have on the Company’s financial statements. The Company will adopt ASU No. 2016-13 on the December 31, 2021 financial statements and the interim periods during the year ending December 31, 2022.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. The amendments in this ASU clarify the proper classification for certain cash receipts and cash payments, including clarification on debt prepayment or debt extinguishment costs, settlement of zero-coupon debt instruments, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, and proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies, among others. For an emerging growth company, the amendments in the update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations. The Company will adopt ASU No. 2016-01 on the December 31, 2019 financial statements and the interim periods during the year ending December 31, 2020.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 3: ADJUSTMENTS TO PRIOR YEAR FINANCIAL STATEMENTS

The accompanying financial statements for 2017 have been restated to correct an error in which two companies, Pricepoint Automotive, LLC, and Pricepoint Financing, LLC, were omitted from the consolidation of Legion Capital Corporation and subsidiaries in 2017. The effect of the restatement was to increase assets and liabilities by $781,367 and $1,498,926, respectively. Additionally, accumulated deficit and the net loss increased by $717,559.

The accompanying financial statements for 2017 have been restated to write off amounts due from an unrelated party. The net effect of this write off decreased assets by $362,729, and increased both the accumulated deficit and net loss for the year in the amount of $362,729.

The accompanying financial statements for 2017 have been restated to reverse a write off of an amount due from an unrelated party. The net effect of this reversal increased assets and reduced both the accumulated deficit and net loss for the year in the amount of $276,674. In addition, the Company had stock options valued at the grant date, December 27, 2017. The valuation of the options decreased from $2,828,158 to $999,198 of additional paid in capital and the stock compensation expense was reduced from $2,828,158 to $734,000.

The accompanying financial statements for 2017 have been restated to write off amounts due from an unrelated party. The net effect of this write off was to decrease assets and increased both the accumulated deficit and net loss for the year in the amount of $171,958.

The accompanying financial statements for 2017 have been restated to correct an error to write off notes receivable deemed to be uncollectible. The net effect of this write off decreased assets and increased both the accumulated deficit and net loss for the year in the amount of $22,985.

The December 31, 2016 shares of common stock outstanding changed from 11,799,500 to 11,745,300 to correct an error.

Set forth below is a comparison table showing the differences between the original and restated financial information for the respective periods.

	As Originally		As Restated
	2017	Change	2017
Balance Sheet:

Total assets	10,962,882	(741,594)	10,221,288

Total liabilities	2,623,552	302,596	2,926,148

Additional paid in capital	2,891,058	(1,807,870)	1,083,188

Accumulated deficit	(5,738,603)	1,029,117	(4,709,486)

Statement of Operations:

General and administrative expenses	(5,568,460)	1,796,313	(3,772,147)

Net Loss	(4,661,317)	1,141,841	(3,519,476)

NOTE 4: LIQUIDITY AND GOING CONCERN

The Company has sustained recurring losses and negative cash flows from operations. Over the past year, the Company’s growth has been funded through a combination of debt and equity financing. As of December 31, 2018, the Company had approximately $298,000 of unrestricted cash. The Company continues to obtain debt and equity financing as well as grow its portfolio of notes receivable and therefore believes that, as a result, it currently has sufficient cash and financing commitments to meet its operating and funding requirements over the next year. However, the Company has experienced and continues to experience negative cash flows from operations, as well as an ongoing requirement for substantial additional capital investment. The Company expects that it will need to raise substantial additional capital to accomplish its business plan over the next several years. The Company expects to seek to obtain additional funding through a bank credit facility or private equity. There can be no assurance as to the availability or terms upon which such financing and capital might be available in the future.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 5: BUSINESS LOANS RECEIVABLE

Business loans receivable of $14,401,594 are secured, along with annual interest at rates from 8% to 25%, with maturity dates through December 2020. The balance of the allowance for credit losses as of December 31, 2018 and 2017 was $664,901 and $139,617, respectively. The following table summarizes the maturity dates:

Business loans receivable due on or before December 31, 2019	$10,208,393
Business loans receivable due after December 31, 2019	5,418,198
Gross business loans receivable	15,626,591
Less deferred interest and origination fees	(278,215)
Less allowance for credit losses	(664,901)
$14,683,475

The following table presents (a) impaired loans with specific allowances and the amount of such allowances and (b) loans not impaired as of December 31, 2018:

	Investment Value	Specific Allowance

December 31, 2018
Notes receivable with specific allowances – individually evaluated	$2,306,202	$664,901
Notes receivable without specific allowances – individually evaluated	13,320,389	-
Total	$15,626,591	$664,901

The following table presents our credit quality indicators as of December 31, 2018:

Investment Value
Performing loans	$13,320,389

Non-performing loans	$2,306,202

Total impaired loans	$2,306,202

NOTE 6: PROPERTY AND EQUIPMENT

The major classifications of property and equipment are summarized as follows:

	December 31,	December 31,
	2018	2017
Furniture and equipment	$83,416	$18,781
Vehicles	21,933	-
Leasehold improvements	25,131	-
Less accumulated depreciation	(9,800)	(4,920)

Property and equipment, net	$120,680	$13,861

Depreciation expense for the years ended December 31, 2018 and 2017, was $4,880 and $2,957, respectively.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 7: ASSET HELD FOR SALE

During 2017, the Company repossessed a property on which it had a mortgage receivable, and is being held for sale in the amount of $387,723. During the year ended December 31, 2018, the property was sold for a loss of $55,360.

NOTE 8: NOTES PAYABLE

As of December 31, 2018, the Company has unsecured Notes payable in the aggregate amount of $2,286,984 with interest at 1% to 13%, per annum for a period of 12 and 36 months.

As of December 31, 2018, the Company has secured Notes payable in the aggregate amount of $6,504,383 with interest at 4% to 12%, per annum for a period of 12 and 36 months.

As of December 31, 2018, the Company has notes with investors in the amount of $290,000. The majority of these notes are paid monthly interest of between 10% and 12%, per annum.

For the period ended December 31, 2017, the Company has unsecured Notes payable in the aggregate amount of $1,017,000 with monthly payments of interest only at varying rates between 6% and 12%, per annum with varying maturities of between 12 and 36 months.

For the period ended December 31, 2017, the Company issued secured notes payable in the aggregate amount of $1,845,000 with monthly payments of interest only at varying rates between 6% and 12%, per annum with varying maturities between 180 days and 36 months.

The weighted average interest rate for our notes payable, broken down by current and long-term portion is:

Current Portion 2017: 12%

Long Term Portion 2017: 9.9%

Current Portion 2018: 9.1%

Long Term Portion 2018: 8.2%

At December 31, 2017, the Company had secured notes payable in the amount of $1,845,000 and at December 31, 2018, the Company had secured notes payable in the amount of $6,504,383. These loans were secured by the underlying business loans receivable to the Company in the amount of $6,857,627 for December 31, 2017 and $14,683,476 for December 31, 2018. The outstanding secured notes payable are always 100% collateralized by business loans receivable.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 8: NOTES PAYABLE (CONTINUED)

The aggregate maturity on the notes payable as of December 31, 2018 are as follows:

2019	$5,416,563
2020	1,767,000
2021	1,667,804
2022	230,000
Total notes payable	9,081,367
Less current portion	5,416,563
Notes payable, long-term portion	$3,664,804

For the years ended December 31, 2018 and 2017, total interest expense on these notes’ payable was $467,585 and $193,133, respectively.

NOTE 9: FLOOR PLAN NOTES PAYABLE

At December 31, 2018 the Company has floor plan notes payable with banks totaling $453,784. The note is secured by the inventory of the Company and accrues interest at a rate of 5% per annum. Monthly payments relating to automobile sales are required monthly. The unpaid balance was due in March of 2019, and was subsequently satisfied by the Company.

The interest for the floor plan notes payable was $ 67,366 for the year ended December 31, 2018.

NOTE 10: SHAREHOLDERS’ EQUITY

For the years ended December 31, 2018 and 2017, the Company sold 2,387,547 and 2,318,421 shares of no par value common stock, respectively, and received $3,125,451 and $2,725,843, respectively. During 2018 and 2017, the common stock sold included shares as part of the Company’s Regulation A+ initial public offering of stock.

NOTE 11: STOCK OPTIONS

In November 2017, the Company granted 3 million stock options to BGA Holdings, LLC (BGA)(managed by Joseph B. Hilton). 2 million of these options were immediately vested with the remaining 1 million not being vested until and unless a 3 year employment agreement is entered into by Mr. Hilton. The options have a strike price and term as follows:

Option 1: 500,000 at $1.75 per share, not vested, 10 year term

Option 2: 500,000 at $1.25 per share, not vested, 10 year term

Option 3: 2,000,000 at $1.00 per share, fully vested, 10 year term

The weighted-average grant-date fair value of options granted during the year ended December 31, 2017 was $0.94. The options to Mr. Hilton’s company were issued in consideration of cancellation of 2 million shares previously agreed to be issued to Mr. Hilton’s company.

On June 27, 2018, the Company entered into a “Purchase of Stock Options and Lock Up Agreement” with BGA, in which the Company repurchased 496,333 shares of Option #3 above for $100,000. As consideration for the repurchase, a 5-year lock up period was added to the remaining shares of Option #3, and all shares of Options 1 & 2. The lock up period commenced December 27, 2017, and expires December 26, 2022, and BGA may not sell the remaining options or the shares underlying the options earlier than June 30, 2023. However, if certain conditions are not met by the Company, up to 5% of the options held by BGA may be sold in any 12-month period, subsequent to December 27, 2020.

The fair value of the Company’s common stock option grants is estimated using a Black-Scholes option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes option pricing model and based on actual experience. The assumptions used in the Black-Scholes option pricing model could materially affect compensation expense recorded in future periods.

The following range of assumptions in the Black-Scholes option pricing model was used to determine fair value of the options issued in November of 2017 and on June 27, 2018:

Expected Dividend Yield—The Company has never paid dividends and does not expect to pay dividends.

Risk-Free Interest Rate—The risk-free interest rate was based on the market yield currently available on United States Treasury securities with maturities approximately equal to the option’s expected term.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 11: STOCK OPTIONS (CONTINUED)

Expected Term—Expected term represents the period that the Company’s stock-based awards are expected to be outstanding. The Company’s assumptions about the expected term have been based on that of companies that have a similar industry, life cycle, revenue, and market capitalization and the historical data on employee exercises.

Expected Volatility—The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed comparable companies over a period equal to the expected terms of the options, as the Company does not have a long trading history.

Forfeiture Rate—The Company has not experienced significant exercise activity on stock options. The Company determines the expected term of its stock option awards issued using the simplified method. The simplified method assumes each vesting tranche of the award has a term equal to the midpoint between when the award vests and when the award expires.

Each of the inputs discussed above is subjective and generally requires significant management judgment. The Company utilizes the following inputs to calculate its options as of December 31, 2017, and June 27, 2018:

	Grant	Modification
	Date	Date
Volatility:	43%	35%
Expected terms (in years):	10	10
Risk Free Rate:	2.42%	2.83%

A summary of the option activity as of June 27, 2018 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2017	800,000		N/A
Granted	3,000,000	$1.17	N/A
Forfeited	800,000	$1.17	N/A
Outstanding at December 31, 2017	3,000,000	$1.17	10 years
Non-vested at December 31, 2017	1,000,000	$1.17	10 years
Vested at December 31, 2017	2,000,000	$1.17	10 years
Share options repurchased at June 27, 2018	496,933	$1.00	N/A
Outstanding at December 31, 2018	2,503,067	$1.25	9 years
Non-vested at December 31, 2018	1,000,000	$1.25	9 years
Vested at December 31, 2018	1,503,067	$1.25	9 years

Total stock compensation expense for the year ended December 31, 2017 was $734,000. The Company has subsequently had the stock options revalued on the modification date, and it was determined by management that an adjustment was not required relative to these stock options.

NOTE 12: INCOME TAXES

The Company did not provide any Federal and State income tax for the years ended December 31, 2018 and 2017, due to the Company’s net losses.

Deferred tax assets and liabilities reflect the effects of tax losses, credits and the future income tax effects of temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Future taxable income is expected to be subject a federal tax rate of 21% and a state tax rate of 5.5%.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 12: INCOME TAXES (CONTINUED)

The following table reconciles the U.S. statutory rates to the Company’s effective tax rate for the years ended December 31, 2018 and 2017:

	Year ended December 31
	2018	2017
Federal statutory rate	21.0%	34.0%
State statutory rate	4.3%	3.5%
Valuation allowance	(25.3)%	(37.5)%
Effective tax rate	0.0%	(0.0)%

As of December 31, 2018 and 2017, the Company had a deferred tax asset in the amount of $1,973,279 and $1,175,520, respectively. The Company had a valuation allowance of $1,973,279 and $1,175,520 as of December 31, 2018 and 2017, respectively. The valuation allowance increased by $797,759 and $949,020 during the years ended December 31, 2018 and 2017, respectively. The Company believes that such assets did not meet the more likely than not criteria to be recoverable through projected future profitable operations in the foreseeable future.

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 34% to 21% beginning in 2018. Accordingly, we have re-measured our deferred tax assets as of December 31, 2017. However, this re-measurement had no effect on the Company’s income tax expense as the Company provides a 100% valuation allowance on its deferred tax assets.

	December 31, 2018	December 31, 2017
Deferred taxes consist of:

Net Operating Loss Carryforward	$1,715,473	$1,170,662
Allowance for Doubtful Accounts	168,220	35,323
Cash Basis Tax Adjustments	89,586	(30,465)
Subtotal	1,973,279	1,175,520
Valuation allowance	(1,973,279)	(1,175,520)
Net deferred taxes	$-	$-

The Company’s net operating loss carry forward for income tax purposes as of December 31, 2018, was approximately $6,780,000 and may be offset against future taxable income through 2038. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

Effective January 1, 2007, the Company adopted FASB guidance that addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The FASB also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2018 and 2017, the Company does not have a liability for unrecognized tax benefits.

NOTE 13: LEASES

The Company leases its office under a month to month lease with a company controlled by the Company CEO, for monthly payments of $8,299 plus sales tax.

In January 2017, the Company signed an office lease in California, for a monthly rent of approximately $1,800. The lease expired In September 2018.

In 2018 and through June 30, 2019, the Company leased commercial property for the Dorman Willis automobile dealership at the rate of $2,500 per month, on a month to month basis. As of July 1, 2019, the Company no longer owned controlling interest in that business.

Rent expense for the above leases was $110,713 and $93,737 for the years ended December 31, 2018 and 2017, respectively.

NOTE 14: RELATED PARTY TRANSACTIONS

On December 28, 2016, Legion Select Venture Fund, LLC (the “Fund”), a Fund managed by James Byrd, Joseph Hilton (“Hilton”) and Shane Hackett entered into asset purchase agreement, to acquire all assets of SOS Network, Inc.

As of March 21, 2017, Hilton Institute of Business, a wholly owned subsidiary of the Company, paid a total of $475,730 to the Fund, for 100% of the assets of the SOS business, and the Fund retained no interest in these assets.

Legion Capital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 15: ACQUISITIONS

On December 30, 2017, Legion Select Holdings, LLC acquired the assets of Legion Select Venture Fund, LLC in exchange for preferred membership units in Legion Select Holdings, LLC in the amount of $6,708,783. The preferred membership units earn a dividend of 12% payable monthly plus 25% of the net income from the assets acquired. The preferred membership units are presented as non-controlling interest in the financial statements.

Additionally, the acquisition caused a decrease in retained earnings of $322,969.

Effective as of January 1, 2018, the Company acquired all of the stock of Dorman - Willis Motors, Inc., an automobile dealership, and now owns that dealership. The Company formed Legion Transportation to own these automotive and other transportation assets. No cash was given for this acquisition, but the dealership was acquired subject to the business loan owed to Legion of $696,768. The purchase price allocation of Dorman-Willis Motors, Inc. of $696,768 consisted of cash of $42,436, accounts receivable of $399,667, inventory of $1,030,683, prepaid expenses of $16,432, fixed assets of $117,345, accounts payable of $97,256 and floorplan notes payable of $812,539.

On February 22, 2018, the Company acquired the rights to acquire a 100% interest in a maritime renovation and sales company and simultaneously sold said rights and said interest to a third party, and now holds a $1.7 million secured loan on the assets of that company and the buyer company. There was no gain or loss on the above referenced acquisition and simultaneous resale. A write off of this loan in the approximate amount of $792,000 was taken by the Company at December 31, 2018.

NOTE 16: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the years ended December 31:

	2018	2017
Cash paid for interest	$534,951	$193,133

Cash paid for income taxes	$-	$-

Non-cash activities for the years ended December 31:

As mentioned in Note 15, in December of 2017 the Company acquired the assets of Legion Select Venture Fund, LLC in exchange for the issuance of preferred membership units. In exchange for $6,708,783 in preferred membership units, the Company obtained $899,016 of cash and $5,809,767 in notes receivable.

In 2018, the Company repurchased 496,933 of stock options for the amount of $100,000. As part of this transaction, the Company has accrued $31,500 that has not been paid. This amount has been included under the caption of “Accounts payable and accrued expense” as of December 31, 2018.

NOTE 17: SUBSEQUENT EVENTS

In preparing these financial statements, management has evaluated events and transactions for potential recognition or disclosure through October 17, 2019, the date the financial statements were available to be issued.

Subsequent to December 31, 2018, the Company has loaned the approximate sum of $3,800,000 in new or increased business loans and has borrowed approximately $4,700,000 as new notes payable to fund said business loans and for working capital. Interest on said notes payable ranges from 6% to 12% per annum.

In July 2019, the Company sold the shares and business known as Dorman Willis Motors, Inc. (“DWM”) to a newly formed entity, Legion Anderson Sales & Service, LLC (“LASS”). LASS is owned 50% by a third party operator and 50% by the Company. The Company no longer had majority control over DWM as of the sale to LASS.

In October 2019, LASS entered into an Asset Purchase Agreement to sell the remaining 50% of DWM to an entity owned entirely by unrelated third parties, with the Company retaining no ownership once that transaction is consummated. The Company will be paid the total sum of $600,000 for the business, with $300,000 paid at closing and the balance paid over time based on number of automobiles sold. The closing of such sale is conditioned upon approval by Fiat Chrysler Automobiles.

Index to Exhibits

Exhibit No.	Description of Exhibit
2.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
2.3	ByLaws(incorporated by reference to Exhibit 2.3 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No. 024-10638) filed on April 3, 2017).
6.1	Corporate Note (debt instrument) (incorporated by reference to Exhibit 6.1 to Amendment No. 2 to the Company’s Offering Statement on Form 1-A (File No.024-10708) filed on July 21, 2017).

9

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-K/A is true and correct to the best of its knowledge and belief, and has duly signed this Form 1-K/A in Orlando, Florida on January 30, 2020.

Legion Capital Corporation

By:	/s/ Douglas S. Hackett
Douglas S. Hackett
Director

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas S. Hackett	Director	January 30, 2020
Douglas S. Hackett

/s/ James Byrd, Jr.	Chairman, CEO, Chief Financial and	January 30, 2020
James Byrd, Jr.	Chief Accounting Officer

10